UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

Kadant Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 8, 2015

Dear Stockholder:

I am pleased to invite you to attend the 2015 annual meeting of stockholders of Kadant Inc. The meeting will be held on Wednesday, May 20, 2015 at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2014 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 8, 2015

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2015 annual meeting of stockholders of Kadant Inc. will be held on Wednesday, May 20, 2015, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect one director, constituting the entire class of directors to be elected for a three-year term expiring in 2018;

2.	to approve, by non-binding advisory vote, our executive compensation;

3.	to ratify the selection of KPMG LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2015 fiscal year; and

4.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 26, 2015. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2015 annual meeting of stockholders to be held on Wednesday, May 20, 2015, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 8, 2015.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2014 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2015 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of one individual constituting the entire class of directors to be elected for a three-year term expiring in 2018 (Proposal 1); approval, by non-binding advisory vote, of our executive compensation (Proposal 2); and ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 3).

Voting Securities and Record Date

Only stockholders of record at the close of business on March 26, 2015, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 26, 2015, consisted of 10,948,012 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Tuesday, May 19, 2015, by following the instructions on the proxy card or the Notice of Internet Availability.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Tuesday, May 19, 2015, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendations of our board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominee for director; for approval of our executive compensation and for ratification of the selection of our independent registered public accounting firm.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The vote on election of directors and the advisory vote on executive compensation are non-discretionary voting matters and your broker will be unable to vote on these matters without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy materials. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required

Assuming a quorum is present at the meeting, the vote required to adopt each of the proposals is as follows:

•	Election of Directors (Proposal 1). The election of directors is determined by a majority of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors in an uncontested election. Under our bylaws, a nominee will be elected to the board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee and will have no effect upon the outcome of the vote on the election of directors. If an uncontested incumbent nominee receives a majority of votes “against” his election, the director must tender his resignation to the board of directors. The board of directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote. We will publicly disclose the board of directors’ decision and its reasoning regarding the offered resignation.

•	All Other Matters: Advisory Vote on Executive Compensation (Proposal 2) and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 3). The advisory vote on our executive compensation and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved these proposals.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Dr. William P. Tully for election as a director for the three-year term expiring in 2018. Dr. Tully is currently a member of our board of directors. If the nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that the nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws. The term of office of one of our directors, Senator Scott P. Brown, will expire at this annual meeting and he is not standing for re-election. Upon the expiration of Senator Brown’s term, the authorized size of our board of directors will be five members.

Our board of directors believes that the election of Dr. Tully as a director is in the best interests of our company and our stockholders and recommends a vote FOR his election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that he should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominee for Director for the Three-Year Term That Will Expire in 2018

William P. Tully	Dr. Tully, 74, has been a member of our board of directors since December 2010. Dr. Tully is emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York, and continues to provide part-time instruction, continuing education and graduate student advising contributions. He first joined SUNY-CESF in 1966 as a professor and was provost, vice president from 1985 to 2005. He is also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration. From 2005 until 2008, he was the director of the Division of Engineering at SUNY-CESF, with responsibility for undergraduate, graduate and continuing education programs. From 2000 to 2007, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background and extensive study and knowledge of the paper industry, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper industry.

Our directors listed below are not up for election this year and will continue in office for the remainder of their specified term of office or until their earlier resignation, death or removal in accordance with our bylaws.

John M. Albertine

Term Expires May 2017

Dr. Albertine, 70, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine served as executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; and as chairman, appointed by President Ronald Reagan, of a presidential committee on aviation safety from 1987 to 1988. Dr. Albertine is currently a director of Intersections Inc., a publicly-traded global provider of consumer and corporate identity risk management services, and serves as chairman of its risk committee. Dr. Albertine also served for 10 years ending in 2013 as a trustee and vice- chairman of the Virginia Retirement System, a public pension fund; and as a member of the Governor’s Board of Economic Advisors for the State of Virginia for two terms ending in 2014. Dr. Albertine also previously served as a director of the following publicly-traded companies within the last five years: Intermagnetics General Corp. and Integral Systems, Inc. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service on other public company boards and committees, and his education as an economist.

Scott P. Brown

Term Expires May 2015

Senator Brown, 55, has been a member of our board of directors since February 2013. From March 2013 to March 2014, he was of counsel at Nixon Peabody LLP, a Boston, Massachusetts law firm. From February 2013 to March 2014, he was also a paid commentator on Fox News on government affairs. Senator Brown served in the U.S. Senate (R-MA) from 2010 to 2013. During his term of office, he served on the following Senate Committees: the Committee on Homeland Security and Governmental Affairs (Ranking Member of the Subcommittee on Federal Financial Management, Government Information and International Security); the Committee on Armed Forces (Ranking Member of the Subcommittee on Airland); the Committee on Small Business and Entrepreneurship; and the Committee on Veterans’ Affairs. Prior to his election to the U.S. Senate, Senator Brown was a Massachusetts state senator from 2004 to 2010. He also served three terms in the Massachusetts House of Representatives representing the 9th Norfolk District (1998-2004). In 2014, Senator Brown retired after 33 years as a member of the National Guard, at the rank of Colonel in the Judge Advocate General’s Corps (JAG), and most recently serving in the Office of the Chief Counsel, National Guard Bureau, as Deputy to the Chief Counsel. From 1985 until joining the U.S. Senate, Senator Brown also maintained a private law practice in Wrentham, Massachusetts. We believe Senator Brown’s qualifications to serve on our company’s board of directors include his good judgment and pragmatic approach to solving problems as well as his wealth of experience on local, state, national and international issues.

Thomas C. Leonard

Term Expires May 2017

Mr. Leonard, 60, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” Since February 2013, Mr. Leonard has been the Chief Financial Officer and Chief Accounting Officer of Dynasil Corporation of America, a publicly-traded company that develops and manufactures detection and analysis technology, precision instruments and optical components for homeland security, medical and industrial markets. From July 2008 until March 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly-traded water utility holding company. From 2006 until June 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly-traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting.

Jonathan W. Painter

Term Expires May 2016

Mr. Painter, 56, has been our chief executive officer and a member of our board of directors since January 2010 and our president since September 2009. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. Mr. Painter also serves as a director of Graham Corporation, a publicly-traded designer and manufacturer of vacuum and heat transfer equipment for energy markets and process industries worldwide. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance and corporate strategy, as well as his role as our chief executive officer.

William A. Rainville

Term Expires May 2016

Mr. Rainville, 73, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. Until his retirement as an employee in January 2011, he had served as our executive chairman of the board since 2001. He also served as our president until September 2009 and our chief executive officer until January 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. Prior to joining Thermo, Mr. Rainville held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 19 years.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). Our board of directors recommended, and our stockholders agreed in 2011, that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in forms that are intended to promote retention of our key personnel, and for this purpose have used stock options and time-based restricted stock units.

•	All of our named executive officers are employees-at-will. None of our named executive officers have an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control, except for Mr. Thomas M. O’Brien. In 2014, we entered into an executive transition agreement with Mr. O’Brien, who serves as our chief financial officer, in order to secure his services through June 30, 2015 and to obtain certain post-employment commitments. This agreement is described in “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.”

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives with the long-term interests of our stockholders. Our recent financial performance has yielded strong returns and our stock price has risen from $26.26 at the close of our 2012 fiscal year to $52.46 at the close of business on March 30, 2015. For the five-year period ended at the close of our 2014 fiscal year, our stock price increased at an average compounded annual growth rate of 22%. For 2014, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and approximately target pay-outs under our performance-based equity awards.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation

Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP as our company’s independent registered public accounting firm for the 2015 fiscal year. KPMG LLP was appointed our company’s independent registered public accounting firm in August 2012, and has audited our consolidated financial statements since our 2012 fiscal year. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2015 annual meeting, our audit committee will reconsider the selection of KPMG LLP. Even if the selection of KPMG LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of KPMG LLP are expected to be present at the 2015 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of KPMG LLP as our company’s independent registered public accounting firm for the 2015 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation, nominating and corporate governance, and risk oversight committees are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our web site in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Senator Brown, Mr. Leonard, Mr. Rainville and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Mr. Painter, who serves as our president and chief executive officer, does not qualify as an “independent director” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•	receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•	is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;
•	is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or
•	is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk oversight committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE, including the enhanced NYSE independence requirements for members of the compensation committee that became effective in 2014.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The audit committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine, Senator Brown, Mr. Rainville and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Dr. Tully. See “Compensation Disclosure and Analysis” below for information regarding the compensation committee’s processes and procedures for the consideration and determination of executive compensation.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Tully (chairman), Dr. Albertine and Senator Brown.

The risk oversight committee assists our board of directors in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business. The current members of the risk committee are Senator Brown (chairman), Dr. Albertine, Mr. Leonard, Mr. Rainville and Dr. Tully.

Attendance at Meetings

In 2014, our board of directors met six times, the audit committee met seven times, the compensation committee met six times, the nominating and corporate governance committee met once, and the risk committee met twice. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2014. Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended our 2014 annual meeting of stockholders.

Board Leadership Structure

Our board separated the roles of chief executive officer and chairman of the board in 2010, when Mr. Painter became chief executive officer and Mr. Rainville transitioned to a non-employee chairman role, and believes this leadership structure continues to be appropriate. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.

In addition, because our chief executive officer is also a director and is not considered “independent” under the NYSE rules, we also schedule regular executive sessions of our “non-employee” and independent directors without management present.

The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors. Our board recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit and risk oversight committees. In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors has formed the risk oversight committee to assist it in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business. The risk oversight committee meets regularly with our chief executive officer and senior management to discuss risk management-related and other matters.

The board of directors and the audit committee regularly discuss with management and our independent auditors our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, our internal auditors and the independent auditors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•	integrity;
•	business acumen, experience and judgment;
•	knowledge of our company’s business and industry;
•	ability to understand the interests of various constituencies of our company and to act in the interests of all our stockholders;
•	potential conflicts of interest; and
•	contribution to diversity on our board of directors.

Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. However, we do not have a formal policy on diversity. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the individual’s name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Except as otherwise required by law, candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward communications, such as those relating to corporate governance, long-term strategy and their oversight responsibilities, to our board of directors and to forward communications that relate to ordinary business affairs, personal grievances or other similar matters to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web site, www.kadant.com. We intend to satisfy disclosure requirements of the Securities and Exchange Commission (SEC) and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics on our web site.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, our compensation committee was comprised solely of independent directors: Dr. Albertine, Mr. Leonard and Dr. Tully. None of our officers, former officers or employees serves on the committee. During fiscal 2014, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2014 fiscal year and no such disclosable relationships are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2015, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;
•	each of our directors;
•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Dimensional Fund Advisors LP (3)	990,046	9.1%
Brown Advisory Incorporated (4)	711,811	6.6%
BlackRock, Inc. (5)	674,425	6.2%
Wells Fargo & Company (6)	652,556	6.0%
John M. Albertine	12,640	*
Scott P. Brown	11,250	*
Sandra L. Lambert	33,862	*
Eric T. Langevin	90,380	*
Thomas C. Leonard	31,750	*
Thomas M. O’Brien	61,086	*
Jonathan W. Painter	268,914	2.4%
Jeffrey L. Powell	68,978	*
William A. Rainville	64,400	*
William P. Tully	10,000	*
All directors and current executive officers as a group (11 persons)	683,117	6.1%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units that will vest within 60 days after March 1, 2015: Dr. Albertine (1,250), Senator Brown (1,250), Ms. Lambert (4,010), Mr. Langevin (10,797), Mr. Leonard (1,250), Mr. O’Brien (13,238), Mr. Painter (36,408), Mr. Powell (10,476), Mr. Rainville (1,250), Dr. Tully (1,250) and all directors and executive officers as a group (85,189). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2015 or will vest within 60 days after March 1, 2015: Ms. Lambert (11,349), Mr. Langevin (49,480), Mr. O’Brien (38,229), Mr. Painter (175,138), Mr. Powell (44,315), and all directors and executive officers as a group (332,356). Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of his son.

(3)	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Dimensional Funds. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors LP or its subsidiaries may possess investment and/or voting power over our shares that are owned by the Dimensional Funds. Dimensional Fund Advisors LP and its subsidiaries disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 5, 2015, and is as of December 31, 2014.

(4)	The address of Brown Advisory Incorporated is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231. Brown Advisory Incorporated filed on its own behalf and as the parent holding company of Brown Advisory, LLC, a registered investment advisor, and Brown Investment Advisory & Trust Company, a bank. The securities reported are beneficially owned by investment companies and other managed accounts of direct and indirect subsidiaries of Brown Advisory Incorporated. The information about Brown Advisory Fund is based on its Schedule 13G filed with the SEC on February 12, 2015, and is as of December 31, 2014.

(5)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. filed as the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC. The information about BlackRock, Inc. is based on an amendment to its Schedule 13G filed with the SEC on January 30, 2015, and is as of December 31, 2014.

(6)	The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company filed on its own behalf and as the parent holding company of Wells Capital Management Incorporated; Wells Fargo Advisors, LLC; Wells Fargo Bank, National Association; Wells Fargo Advisors Financial Network, LLC; Golden Capital Management, LLC; and Wells Fargo Funds Management, LLC. Wells Capital Management Incorporated, Golden Capital Management, LLC and Wells Fargo Funds Management, LLC, are registered investment advisors; Wells Fargo Bank, National Association is a bank; and Wells Fargo Advisors Financial Network, LLC and Wells Fargo Advisors, LLC is a broker dealer. The information about Wells Fargo & Company is based on an amendment to its Schedule 13G filed with the SEC on February 5, 2015, and is as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2014 on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Executive Summary

Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are related to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in forms that are intended to promote retention of our key personnel, and for this purpose have used stock options and time-based restricted stock units.

•	All of our named executive officers are employees-at-will. None of our named executive officers have an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control, except for Mr. O’Brien. In 2014, we entered into an executive transition agreement with Mr. O’Brien, who serves as our chief financial officer, in order to secure his services through June 30, 2015 and to obtain certain post-employment commitments, as described in “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.”

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. Our recent financial performance has yielded strong returns. For the five-year period ended at the close of our 2014 fiscal year, our stock price increased at an average compounded annual growth rate of 22%. For 2014, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and approximately target pay-outs under our performance-based equity awards.

2014 Financial Performance Highlights

Our compensation committee typically makes its determinations on executive compensation for the named executive officers in February and March of each year, after our company’s financial results for the prior year have been determined. Our company’s financial performance in 2014 set several new records, and was one of our best years for financial performance. Following our 2014 earnings release, our stock price has risen to $52.46 at the close of business on March 30, 2015 from $42.38 at the close of our 2014 fiscal year. We reported the following financial highlights from continuing operations in our 2014 earnings release (available on our web site at www.kadant.com):

•	Record revenues from continuing operations of $402 million in 2014, an increase of 17% compared to $344 million in 2013;

•	GAAP diluted earnings per share (EPS) from continuing operations of $2.56 in 2014, an increase of 24% compared to $2.07 in 2013;

•	Record adjusted diluted EPS of $2.78 in 2014, an increase of 24% compared to $2.24 in 2013;

•	Net income from continuing operations increased 22% to $29 million in 2014 compared to $23 million in 2013; and

•	Record adjusted EBITDA of $56 million in 2014, an increase of 26% compared to $45 million in 2013.

Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers that are based upon adjusted diluted EPS and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. Our compensation committee uses these non-GAAP measures as a basis for compensation decisions relating to our performance-based compensation as described below. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is included in Annex A to this proxy statement.

2014 Say-on-Pay Vote

At our company’s 2014 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (over 97% of the votes cast were in favor), indicating to our compensation committee that no major changes to our executive compensation program were necessary. Our compensation committee considered the stockholder vote in making its determinations regarding the structure of our compensation program in 2014.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Towers Watson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. Our compensation committee has assessed the independence of Towers Watson pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent the independent representation of our compensation committee.

Our compensation committee generally relies on Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Towers Watson meets regularly with our compensation committee and attends executive sessions without management as requested by our compensation committee.

Compensation Peer Group. Towers Watson provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review in our fourth quarter and uses this review to determine competitive cash and equity-based compensation for our executives for the following fiscal year. For the compensation review, market compensation data is extracted from (1) published executive compensation surveys from Towers Watson’s own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies whose compensation we benchmark include paper and forest product companies and certain diversified manufacturing companies principally based in New England with whom we could potentially compete for executive talent. Because the size of the organizations in our compensation peer groups vary, our compensation consultant adjusts the market data from the peer groups based on our revenue level to develop more comparable comparisons of executive compensation. We have used substantially the same peer group in our competitive compensation review from year to year, although we make changes in the composition of our peer group to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) or to add other comparable companies.

During the fall of 2013, our compensation committee reviewed the composition of our compensation peer group and engaged its independent compensation consultant to evaluate the composition of our compensation peer group. We decided to add diversified manufacturing companies that we believe have business profiles comparable to ours, including an industrial customer base, global operations and comparable financial size and corporate structure. We selected the following three companies to add to our compensation peer group for our executive compensation review for 2014: Columbus McKinnon Corporation, ESCO Technologies Inc. and Lydall Inc. These three companies are also among the compensation peer companies selected by Institutional Shareholder Services (ISS) to evaluate our say-on-pay proposal in our 2013 proxy statement. Our compensation committee also considered the peer companies we had used historically and determined that the following companies were no longer appropriate due to their size: International Paper Company, Rock-Tenn Company and Weyerhauser Co. Our reconstituted compensation peer group was used in our compensation surveys conducted in the fourth quarter of 2013 to determine 2014 executive compensation. Accordingly, our 2014 compensation peer group was comprised of the following companies:

Albany International Corporation	ESCO Corporation	Potlatch Corporation
Avid Technology Inc.	Louisiana-Pacific Corporation	PTC Inc.
Charles River Laboratories	Lydall, Inc.	Thermo Fisher Scientific Inc.
International Inc.	Neenah Paper Inc.	Watts Water Technologies Inc.
CIRCOR International Inc.	Packaging Corporation of America	Wausau Paper Corporation
Columbus McKinnon Corporation	Plum Creek Timber Company Inc.	Xerium Technologies Inc.
Dover Corporation

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;
•	equity incentive compensation; and
•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. We target total direct compensation for our named executive officers at approximately the 50th percentile (median) of our compensation peer group for executives in similar roles, with similar responsibilities and experience. The significant majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program, with the intent of rewarding above-average performance. Target total direct compensation (consisting of salary, target annual cash incentive and target equity compensation) for a particular named executive officer may be higher or lower than the median of our compensation peer group, and each element of compensation may be above or below the median for that element, based on a number of factors, including assessments of the executive’s job responsibilities, length of service, experience and skills.

Total Target Direct Compensation	=	Base Salary	+	Target Annual Cash Incentive Compensation (or Reference Bonus)	+	Target Long-Term Incentive Compensation

Our components of total target direct compensation granted during fiscal year 2014 were:

Compensation Element	Form of Compensation	Purpose	Performance Criteria

Base Salary	Cash	Provides compensation that is not “at risk” to compensate our named executive officers for services	Not performance-based

Annual Cash Incentive Compensation	Cash	Motivates our named executive officers to achieve company performance objectives	Performance-based: Objectively measured using an adjusted EPS and return on shareholder investment metrics

Long-term Incentive Compensation	Performance-based Restricted Stock Unit Awards (represents 80% of value of annual long-term incentive compensation award)	Provides incentive for our named executive officers to focus on company income growth and align with interests of our stockholders; once earned encourages retention over a three-year vesting period	Performance-based: Objectively measured using an adjusted EBITDA target
	Time-based Restricted Stock Unit Awards (represents 20% of value of annual long-term incentive compensation award)	Encourages retention of our named executive officers over a three-year period	Not performance-based

Our compensation committee regularly assesses the design and effectiveness of our executive compensation program. In March 2015, our compensation committee determined that target total direct compensation of our named executive officers, other than our chief financial officer, had fallen below the 50th percentile of our compensation peer group, primarily because base salaries and target cash incentive compensation (which we refer to as reference bonus) had fallen at or below the 25th percentile for comparable positions within our compensation peer group. Our compensation committee decided that, based on the performance achieved in recent years and consistent with its compensation philosophy, target total direct compensation of our named executive officers should be realigned to approach the 50th percentile by addressing the shortfalls in cash compensation over the next two years. Accordingly, for 2015, our compensation committee approved an increase of 18.1% in the total target cash compensation (salary and reference bonus) of our chief executive officer and increases ranging from 13.4% to 16.1.% in the total target cash compensation of our other named executive officers, other than our chief financial officer. Our compensation committee determined that the total target compensation of our chief financial officer exceeded the median, based on his seniority and experience, and approved an increase in his total target cash compensation of approximately 3.3%.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles at comparable organizations in the marketplace. Base salaries are reviewed and adjusted annually in our compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. In March 2014, our compensation committee approved salary increases for 2014 ranging from 2.9% to 3.1% for our executive officers.

Cash Incentive Compensation. Cash incentive compensation opportunities are provided annually and objectively determined based on the achievement of pre-determined quantitative performance measures under our cash incentive plan that was adopted and approved by our stockholders in 2007 and re-approved in 2012. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e. target) bonus for each executive based on competitive market compensation data, determines the performance period applicable to the award and establishes the performance goals and ranges applicable to the awards.

Our annual cash incentive program is designed to measure performance objectively and our compensation committee believes that the design of our annual incentive program is highly effective in delivering incentives correlated to the financial performance of our company and uses effective benchmarks of performance.

We use two performance metrics: (i) growth in adjusted diluted EPS as compared to the average adjusted diluted EPS for the prior two fiscal years and (ii) adjusted return on average shareholders’ equity (the average of shareholder’s equity at the beginning and end of the fiscal year). Our compensation committee adjusts the performance measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of assets, discrete tax items, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. Our performance metrics consist of the following:

•	The adjusted EPS metric measures performance from -30% to 40% growth compared to the average of the prior two fiscal years, with a target established at 10% growth (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The return on stockholders’ equity metric measures performance from 4% to 12%, with a target established at an 8% return on average stockholders’ equity (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The two metrics (growth in adjusted diluted EPS and return on stockholders’ equity) are weighted equally; and

•	Each performance metric is translated into a bonus factor ranging from zero to 2.5 using the following linear scales:

•	The linear scale used for the earnings per share growth metric has two slopes: from -30% to 10%, the bonus factor is calculated on a linear progression from zero to one; and from 10% to 40%, the bonus factor is calculated on a linear progression from one to 2.5. In addition, for purposes of the comparison to prior years, the performance metric used cannot be lower than -30% or higher than 40%.

•	The linear scale used for the return on stockholders’ equity metric has two slopes: from 4% to 8%, the bonus factor is calculated on a linear progression from zero to one; and from 8% to 12%, the bonus factor is calculated on a linear progression from one to 2.5.

In March 2014, our compensation committee selected the eligible participants under our cash incentive plan, determined the performance measures and targets and established the 2014 fiscal year as the applicable performance period. In February 2015, our compensation committee determined the extent to which the performance measures had been met or exceeded. Specifically, our adjusted EPS metric for 2014 exceeded the prior two-year average adjusted earnings per share by 21.18%, and resulted in a bonus factor of 1.56. The adjusted return on average shareholders’ equity was 11.9% for 2014, and resulted in a bonus factor of 2.46. In 2014, these performance measures were weighted equally for all of the named executive officers, and resulted in a weighted bonus factor of 2.01. In February 2015, our compensation committee determined to pay cash incentives for 2014 by applying the weighted objective bonus factor to the reference bonus for each executive, resulting in the non-equity incentive plan compensation reported in the Summary Compensation Table set forth below.

In March 2015, our compensation committee selected the executives who are eligible to receive incentive opportunities under our cash incentive plan for 2015, including all our named executive officers, determined the performance measures and targets and established the 2015 fiscal year as the applicable performance period. Our compensation committee also approved increases in the reference bonuses of our named executive officers for 2015 as described above, in order to realign total compensation to the 50th percentile of peer compensation over the next two years.

Equity Incentive Compensation

Our compensation committee considers the award of equity-based incentives to the named executive officers each year an essential part of our executive compensation program. Our compensation committee annually evaluates our equity compensation program against market practice using surveys conducted by its independent compensation consultant, and targets the total estimated value of the long-term equity awards to be delivered to executive officers to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data. Our committee also adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentives may be higher or lower than the 50th percentile. Our compensation committee believes that a mixed portfolio of performance-focused equity incentive vehicles and retention-focused equity incentive vehicles allows executives to be compensated for both shorter-term performance with a longer-term retention element. Our compensation committee currently uses performance-based RSUs as the performance-focused element of its equity incentive program and substantially fewer time-based RSUs as the retention element of its equity incentive program. For the past two years, 80% of the value of the annual equity incentive awards to the named executive officers has been in the form of performance-based RSUs, except for the RSU award in 2015 to our chief financial officer, who is retiring on June 30, 2015, as described below.

Performance-based RSUs have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs and other non-recurring items, results from acquisitions made during the year, depreciation and amortization expenses, and non-cash compensation expenses (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance falling within a performance range of between 50% and 115% of the target performance measure. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments, provided that the executive remains employed with our company on the vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for the fiscal year.

After reviewing the usage of available shares (“burn rate”) annually and over the last three years, our compensation committee decided not to award stock options in 2014, and instead used fewer time-based RSUs to satisfy the retention element of our equity compensation program. In 2014, our compensation committee committed that, with respect to the number of shares subject to awards granted over the three fiscal years from 2014 to 2016, we will maintain an average annual burn rate that does not exceed 3.2% of the weighted average (basic) common shares outstanding. For purposes of calculating the burn rate, each share that is subject to awards other than stock options will count as two shares. Time-based RSUs generally vest in three equal annual installments, provided that the executive remains employed with our company on the vesting date.

In March 2014, our compensation committee awarded performance-based RSUs and time-based RSUs to our named executive officers. The estimated value of the March 2014 awards granted to our named executive officers, including our chief executive officer, was split 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the time-based RSUs was $38.23 per share and the average grant date fair value of the performance-based RSUs was $38.81 per share. The target adjusted EBITDA established by our compensation committee for the 2014 fiscal year for the performance-based RSUs was $60.7 million. In February 2014, our compensation committee determined that the actual adjusted EBITDA for fiscal year 2014 used for this purpose was $60.8 million, which represented 100.2% of the target adjusted EBITDA, resulting in an upward adjustment in the number of performance-based RSUs earned for the 2014 fiscal year equal to 100.5% of the target RSU amount for each executive. The earned performance-based RSUs and stock options awarded in 2014 to our named executive officers are reported below in the table “Executive Compensation – Grants of Plan-Based Awards in Fiscal 2014.”

In March 2015, our compensation committee awarded performance-based RSUs and time-based RSUs to all of the named executive officers. The estimated value of the March 2015 awards granted to the named executive officers, including our chief executive officer, was split 80/20 between performance-based RSUs and time-based RSUs, except for Mr. O’Brien. Pursuant to his executive transition agreement, our compensation committee awarded Mr. O’Brien time-based RSUs approximately equal to one-third the value of the total RSU award he would have received in accordance with past practice. The grant date fair value of time-based RSUs granted to Mr. O’Brien was $45.57 per share; the grant date fair value of the time-based RSUs granted to the other named executive officers was $44.24 per share. The average grant date fair value of the performance-based RSUs granted to the other named executive officers was $44.90 per share.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan), which are described in “Executive Compensation – Pension Benefits in Fiscal 2014.”

Our compensation committee adopted the Restoration Plan for the benefit of executive officers participating in our Retirement Plan whose benefits are reduced as a consequence of applicable Internal Revenue Service (IRS) limits on the level of contributions and benefits. The Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. In May 2014, our compensation committee amended the Restoration Plan to restore benefits under the Retirement Plan that would otherwise have been limited by years of service. The Retirement Plan provides a monthly retirement benefit (beginning at normal retirement age 65) to participants calculated using a formula that is a percentage of average monthly compensation before retirement multiplied by years of service. Full credit is given for years of service for the first 25 years of service, half credit is given for more than 25 and less than 30 years of service, and no credit is given after 30 years of service. The amendments to the Restoration Plan modify the years of service limitations, so that participants in the Restoration Plan continue to accrue full credit for years of service beyond 25 years until the latter of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service. Mr. Langevin, who is 52, is currently the only named executive officer with more than 25 years of service.

All our named executive officers are employees-at-will and can retire at any time. Executives who meet the eligibility requirements may retire early (before the normal retirement age of 65 under our retirement plans) but will receive reduced benefits compared to the benefits received at normal retirement age under our retirement plans. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers, other than the executive retention agreements described below. In September 2014, our board approved an executive transition agreement with our chief financial officer, Mr. O’Brien, in order to secure his services through June 30, 2015 and to obtain certain post-employment commitments, as described in “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.”

Change in Control Agreements. We have had executive retention agreements in effect with our named executive officers since 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Retention Agreements.”

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. Our annual cash incentive plan and our performance-based restricted stock units have been designed to meet the requirements of Section 162(m). From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We believe that executive stock ownership is important in aligning the interests of our executives with those of our stockholders. In March 2011, our board adopted stock ownership guidelines for our executive officers that require our chief executive officer to hold shares equivalent in value to three times his annual base salary and our other executive officers to hold shares equivalent in value to one times their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each executive officer and performance-based RSUs to the extent the performance measure has been met or earned, even if the RSU is unvested. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as an executive officer to attain compliance.

As of March 2015, all of our executive officers were in compliance with our stock ownership guidelines. Our director stock ownership guidelines are described under “Director Compensation.”

Risk Assessment of Our Compensation Policies

Our compensation committee has reviewed our compensation program, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

William P. Tully

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers in fiscal 2014. These executive officers are collectively referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Jonathan W. Painter	2014	$496,000	$1,247,411	-	$775,900	$400,644	$37,638	$2,957,593
President and Chief	2013	$482,000	$927,057	$486,227	$551,300	$55,773	$37,479	$2,539,836
Executive Officer	2012	$455,000	$873,880	$450,240	$769,902	$166,097	$37,182	$2,752,301
Thomas M. O’Brien	2014	$343,000	$465,149	-	$466,300	$416,945	$22,538	$1,713,932
Executive Vice	2013	$333,000	$406,569	$280,248	$330,800	$26,292	$22,349	$1,399,258
President and Chief	2012	$323,000	$317,761	$163,707	$473,418	$191,555	$22,144	$1,491,585
Financial Officer
Eric T. Langevin	2014	$328,000	$369,931	-	$404,000	$433,925	$32,401	$1,568,257
Executive Vice President	2013	$318,000	$274,941	$144,197	$286,700	$(41,065)	$32,217	$1,014,990
and Chief Operating Officer	2012	$300,000	$259,195	$133,535	$401,688	$155,295	$31,943	$1,281,656
Jeffrey L. Powell	2014	$309,000	$395,589	-	$383,000	-	$32,346	$1,119,935
Executive Vice	2013	$300,000	$263,749	$138,339	$272,000	-	$31,145	$1,005,233
President	2012	$271,000	$233,407	$120,255	$363,432	-	$22,568	$1,010,662
Sandra L. Lambert	2014	$255,500	$137,423	-	$234,700	$195,982	$32,191	$855,796
Vice President, General	2013	$248,000	$102,157	$53,568	$166,600	$7,691	$31,999	$610,015
Counsel and Secretary	2012	$240,000	$96,273	$49,612	$239,100	$81,632	$31,756	$738,373

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2012, 2013 and 2014. The amounts reported in this table do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of equity awards is computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended January 3, 2015. For performance-based RSU awards, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The maximum potential value of the performance-based RSU awards (assuming the highest level of performance achievement) in 2014 is: Mr. Painter – $1,495,451; Mr. O’Brien – $557,045; Mr. Langevin – $443,519; Mr. Powell – $474,261; and Ms. Lambert – $164,777. Outstanding equity awards granted to Mr. O’Brien were modified on September 15, 2014 to accelerate the vesting to June 30, 2015 of unvested portions of equity awards on such date, provided he remains an employee through that date, in accordance with the terms of an executive transition agreement between Mr. O’Brien and our company, as described below in “Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.” The amounts reported for Mr. O’Brien for awards granted in 2013 and 2014 includes the incremental fair value of these modified awards on the modification date.

(2)	Represents amounts earned for 2012, 2013 and 2014 under our cash incentive plan. Our 2014 cash incentive plan awards are described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement and restoration plans, described below under the heading “Pension Benefits in Fiscal 2014.” The increase in the annual change in pension plan value for 2014 was attributable to the decrease in the discount rate used from 4.79% in 2013 to 3.87% in 2014 and the adoption of the RP-2014 Mortality Table with Scale MP-2014 Fully Generational, as required by U.S. Treasury regulations. See “Pension Benefits in Fiscal 2014.”

(4)	Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. The employer costs of a leased car or car allowance payment for the named executives officers in 2014 were as follows: Mr. Painter – $24,500; Mr. O’Brien – $9,843; Mr. Langevin – $19,750; Mr. Powell – $19,750; and Ms. Lambert – $19,750. In 2014, our employer contribution made under our 401(k) savings plan was $11,700 for each named executive officer. In 2014, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and the premiums paid on behalf of the named executive officers were as follows: Mr. Painter – $1,438; Mr. O’Brien – $995; Mr. Langevin – $951; Mr. Powell – $896; and Ms. Lambert – $741.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2014.

Grants of Plan-Based Awards in Fiscal 2014
Name	Grant Date		Estimated Possible Payouts under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Jonathan W. Painter	3/5/14		$775,900	--	--	--	--
	3/5/14	(3)	--	25,812	--	--	$1,001,936
	3/5/14	(4)	--	6,421	--	--	$245,475
Thomas M. O’Brien	3/5/14		$466,300	--	--	--	--
	3/5/14	(3)	--	9,386	--	--	$373,219
	3/5/14	(4)	--	2,335	--	--	$91,930
Eric T. Langevin	3/5/14		$404,000	--	--	--	--
	3/5/14	(3)	--	7,655	--	--	$297,141
	3/5/14	(4)	--	1,904	--	--	$72,790
Jeffrey L. Powell	3/5/14		$383,000	--	--	--	--
	3/5/14	(3)	--	8,186	--	--	$317,753
	3/5/14	(4)	--	2,036	--	--	$77,836
Sandra L. Lambert	3/5/14		$234,700	--	--	--	--
	3/5/14	(3)	--	2,844	--	--	$110,394
	3/5/14	(4)	--	707	--	--	$27,029

(1)	Represents the cash amount earned in 2014 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2014 fiscal year as described in “Compensation Discussion and Analysis – Annual Cash Compensation – Cash Incentive Compensation.” In February 2015, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”

(2)	Represents the grant date fair value of performance-based RSUs or time-based RSUs awarded to our named executive officers (other than Mr. O’Brien) in 2014, which were $38.81 and $38.23 per share, respectively. The RSU awards granted to Mr. O’Brien were modified on September 15, 2014 to accelerate the vesting to June 30, 2015 of unvested portions of the awards on such date, provided he remains employed with our company through that date, in accordance with the terms of an executive transition agreement between Mr. O’Brien and our company, as described below in “Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.” For Mr. O’Brien, the value includes the incremental fair value of the modified RSU awards as of the modification date.

(3)	Represents a performance-based RSU award granted in 2014 under our 2006 equity incentive plan. The RSUs were subject to performance goals for the 2014 performance period that our compensation committee determined were met for the 2014 performance period. See “Compensation Discussion and Analysis – Equity Incentive Compensation.” Once the performance goals are met, the RSUs are subject to additional time-based vesting, and one-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2015, provided the named executive officer remains employed with our company on each vesting date. The RSU award granted to Mr. O’Brien was modified on September 15, 2014 to accelerate the vesting to June 30, 2015 of unvested portions of the RSU award on such date, provided he remains employed with our company through that date, in accordance with the terms of an executive transition agreement between Mr. O’Brien and our company, as described below in “Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.” The vesting of the RSUs is accelerated upon death, disability or a change in control of our company.

(4)	Represents a time-based RSU award granted in 2014 under our 2006 equity incentive plan. One-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2015, provided the named executive officer remains employed with our company on each vesting date. The RSU award granted to Mr. O’Brien was modified on September 15, 2014 to accelerate the vesting to June 30, 2015 of unvested portions of the RSU award on such date, provided he remains employed with our company through that date, in accordance with the terms of an executive transition agreement between Mr. O’Brien and our company, as described below in “Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Mr. O’Brien.” The vesting of the RSUs is accelerated upon death, disability or a change in control of our company.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Jonathan W. Painter	14,305	28,610	$25.98	3/6/2023	70,266	$2,977,873
	25,677	12,838	$21.91	3/7/2022
	38,013	-	$24.90	3/9/2021
	70,000	-	$14.17	3/3/2020
Thomas M. O’Brien	5,202	10,402	$25.98	3/6/2023	25,551	$1,082,851
	9,336	4,668	$21.91	3/7/2022
	13,822	-	$24.90	3/9/2021
	10,400	-	$14.17	3/3/2020
Eric T. Langevin	4,243	8,484	$25.98	3/6/2023	20,840	$883,199
	7,616	3,807	$21.91	3/7/2022
	11,274	-	$24.90	3/9/2021
	18,298	-	$14.17	3/3/2020
Jeffrey L. Powell	4,070	8,140	$25.98	3/6/2023	20,811	$881,970
	6,858	3,429	$21.91	3/7/2022
	10,152	-	$24.90	3/9/2021
	15,736	-	$14.17	3/3/2020
Sandra L. Lambert	1,576	3,152	$25.98	3/6/2023	7,741	$328,064
	-	1,414	$21.91	3/7/2022
	6,783	-	$14.17	3/3/2020

(1)	Each stock option listed vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date, provided the named executive officer remains employed by our company through the applicable vesting dates. The vesting of the options is accelerated upon death, disability or a change in control of our company.

(2)	Represents the number of our shares underlying RSU awards that vest at various dates after January 3, 2015, provided that the named executive officer remains employed with our company through the applicable vesting dates. The vesting of the RSU awards is accelerated upon death, disability or a change in control of our company.

(3)	Based upon the closing price of our common stock of $42.38 on January 2, 2015, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2014 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2014.

Option Exercises and Stock Vested in Fiscal 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Painter	-	-	38,864	$1,557,280
Thomas M. O’Brien	12,000	325,840	14,130	$566,189
Eric T. Langevin	-	-	11,526	$461,847
Jeffrey L. Powell	-	-	10,449	$277,734
Sandra L. Lambert	7,018	$111,890	10,596	$141,006

(1)	Determined by multiplying the number of shares vesting by the market value on the vesting dates.

Pension Benefits in Fiscal 2014

We provide retirement benefits to our named executive officers under our noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan). All our named executive officersare participants in in the Retirement Plan and Restoration Plan, other than Mr. Powell. Mr. Powell joined our company in 2008 and is not eligible to participate in our Retirement or Restoration Plans.

Retirement Plan. Under our Retirement Plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), that is a percentage of average monthly compensation before retirement multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the fifteen-year period preceding retirement, but the annualized compensation used for this calculation may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $260,000 in 2014. The eligible employee then receives a percentage of such amount, currently determined as 1.15% of average pay up to an annualized threshold that is currently $113,000, and 1.75% of average pay in excess of the annualized threshold. Benefits under our Retirement Plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits. Our Retirement Plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees.

Restoration Plan. Our Restoration Plan was adopted for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable IRS limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan.

Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vested on December 31, 2013 for all current participants in the Restoration Plan. The Restoration Plan is an unfunded nonqualified defined benefit plan.

In May 2014, our compensation committee amended the Restoration Plan to restore benefits under the Retirement Plan that would otherwise have been limited by years of service. The Retirement Plan provides a monthly retirement benefit (beginning at normal retirement age 65) to participants calculated using a formula that is a percentage of average monthly compensation before retirement multiplied by years of service. Full credit is given for years of service for the first 25 years of service, half credit is given for more than 25 and less than 30 years of service, and no credit is given after 30 years of service. The amendments to the Restoration Plan modify the years of service limitations, so that participants in the Restoration Plan continue to accrue full credit for years of service beyond 25 years until the latter of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service. Mr. Langevin, who is 52, is currently the only named executive officer with more than 25 years of service.

We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2014 for the named executive officers who are participants in our Retirement Plan and Restoration Plan using the assumptions described in the footnote. No benefits were paid to any of our named executive officers in fiscal 2014.

Pension Benefits in Fiscal 2014
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jonathan W. Painter	Retirement Plan	14	$517,699
	Restoration Plan	14	$495,789
Thomas M. O’Brien	Retirement Plan	23	$1,222,901
	Restoration Plan	23	$384,780
Eric T. Langevin	Retirement Plan	28	$844,262
	Restoration Plan	28	$262,340
Sandra L. Lambert	Retirement Plan	13	$593,730
	Restoration Plan	13	$0

(1)        The accumulated benefit is based on service and compensation, as described above, through December 31, 2014, the plan’s year end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the RP-2014 Mortality Table with Scale MP-2014 Fully Generational and 3.87% Interest Rate.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

During 2014, we had no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

Executive Transition Agreement with Mr. O’Brien. In September 2014, we announced that Mr. O’Brien, our current chief financial officer, would retire on June 30, 2015. We entered into an executive transition agreement with Mr. O’Brien on September 15, 2014 (the “Transition Agreement”), to provide for an orderly transition to his successor as chief financial officer and to provide an incentive for him to stay until June 30, 2015 (the “Separation Date”) and to obtain certain assurances and cooperation from him post-employment. Under the Transition Agreement, we agreed that Mr. O’Brien’s then existing executive retention agreement would not be renewed and would expire on December 31, 2014.

Mr. O’Brien’s salary for 2014 remained unchanged at $343,000, and was increased 3.5% to $355,000 for 2015 by our compensation committee in March 2015. He remains eligible to participate in our cash incentive plan, based on his target bonus of $232,000 for fiscal 2014, which was increased to $239,000 for fiscal 2015 by our compensation committee in March 2015. In addition, he remains eligible to participate in our executive and employee benefit arrangements that are offered to executive officers and employees while he remains an employee.

In addition to the above payments, provided that Mr. O’Brien stays employed by us through June 30, 2015, we also agreed under the Transition Agreement to pay Mr. O’Brien:

•	a monthly cash payment of $40,000 for nine months beginning July 2015;
•	his actual bonus for fiscal 2015 (without proration), based on his target bonus of $239,000, as determined by the compensation committee, in March 2016; and
•	COBRA premiums for dual family coverage under our group health and dental insurance coverage through June 30, 2016.

Pursuant to the Transition Agreement, we also agreed to cause certain outstanding RSUs and stock options held by Mr. O’Brien to become vested on the Separation Date provided Mr. O’Brien stays employed by us through that date. Accordingly, in September 2014, our compensation committee modified Mr. O’Brien’s outstanding RSUs that would have vested after March 10, 2015, to provide that such awards vest on the Separation Date and are distributable on March 10, 2016. His outstanding stock options were also amended to provide that they will immediately vest and be exercisable on the Separation Date. In March 2015, our compensation committee awarded Mr. O’Brien 3,406 time-based RSUs, approximately equal to 1/3 the value of the total RSU award he would have received in accordance with past practice, which will vest on the Separation Date and be distributable on March 10, 2016.

Before and following the Separation Date, Mr. O’Brien has agreed to be bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning clients, customers, business partners and employees of our company, generally lasting two years after the Separation Date (with the confidentiality covenant lasting indefinitely). He also agreed to assist us on a part-time basis after his employment ends until June 30, 2016. Mr. O’Brien’s continued payments under the Transition Agreement are conditioned on his compliance with the commitments described in this paragraph.

In the event that we terminate Mr. O’Brien without cause prior to the Separation Date, we also agreed he would receive the compensation and benefits he would have received had he remained an employee through the Separation Date.

Executive Retention Agreements. We have no employment agreements or severance agreements with our named executive officers (other than as described above for Mr. O’Brien) that provide benefits upon termination of employment, other than executive retention agreements that provide benefits upon termination following a change in control. These executive retention agreements have been in effect with each of our named executive officers since 2001 and provide severance pay and continuation of certain welfare benefits in the event of a change in control and a termination of the executive’s employment under specified circumstances within 24 months following the change in control. Mr. Powell’s executive retention agreement was entered into in January 2008, when he joined our company. All of these agreements were in effect during 2014 and have not been modified or amended, except that Mr. O’Brien’s executive retention agreement was terminated effective as of December 31, 2014.

A “change in control” is defined in the executive retention agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;
•	the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or
•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The executive retention agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control (a “double-trigger” event). If there is a change in control and the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his or her salary through the date of termination;
•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and
•	a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current reference bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such an event had occurred on January 2, 2015 (the last business day of our 2014 fiscal year), all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously earned but deferred bonus. If a termination for cause occurred on January 2, 2015, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the executive retention agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	salary through the date of termination;
•	any bonus earned but not yet paid for the most recently completed fiscal year;
•	a pro rata bonus (calculated as above);
•	a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;
•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;
•	additional age and length of service equal to two years in calculating the pension and supplemental retirement benefits payable to the named executive officers under our Retirement and Restoration Plans; and
•	a cash payment to be used toward outplacement services equal to $20,000.

The timing of payments under the executive retention agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the executive retention agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The following table sets forth the estimated compensation that would have been payable to our named executive officers, other than Mr. O’Brien, had a change in control event occurred as of January 2, 2015 and their employment terminated for good reason by the executive or without cause by us on that date. Mr. O’Brien would have received no additional compensation upon the termination of his employment without cause upon a change in control other than the compensation to which he would be entitled under the Transition Agreement described above.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of January 2, 2015
Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jonathan W. Painter	$2,547,000	$3,709,878	$1,080,186	$102,874	$20,000	-
Thomas M. O’Brien (4)	$1,339,147	$1,348,967	$1,503,827	$17,484	-	Not applicable
Eric T. Langevin	$1,466,000	$1,100,248	$1,042,558	$92,400	$20,000	-
Jeffrey L. Powell	$1,384,000	$1,085,658	-	$92,289	$20,000	-
Sandra L. Lambert	$996,000	$408,743	$627,099	$84,664	$20,000	-

(1)	Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that would vest assuming a change in control event and employment termination on January 2, 2015, and that are valued using $42.38 per share, the closing price of our common stock on January 2, 2015, the last trading day before the end of our fiscal year. Does not include awards granted after January 2, 2015.

(2)	Represents the actuarial present value of the named executive officer’s accumulated benefit that could be received in a lump sum under our Retirement Plan and Restoration Plan. For all named executive officers other than Mr. O’Brien, the present value has been adjusted to reflect additional age and length of service provisions in the officer’s executive retention agreement.

(3)	For all named executive officers other than Mr. O’Brien, represents the estimated benefits which would continue to be provided for the period covered by the executive retention agreement, based on the 2014 amount reported for “All Other Compensation” in the Summary Compensation Table. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the executive retention agreement. We paid the following in premiums in 2014 for each named executive officer: Mr. Painter - $13,799; Mr. O’Brien - $8,927; Mr. Langevin - $13,799; Mr. Powell - $13,799; and Ms. Lambert - $11,274. For Mr. O’Brien, the amount in the table represents the estimated benefits to be provided pursuant to his Transition Agreement described above.

(4)	The payments due Mr. O’Brien upon termination of employment have been calculated in accordance with his Transition Agreement described above.

DIRECTOR COMPENSATION

The compensation of our directors who are not employees is periodically reviewed by our compensation committee. In March 2015, our compensation committee conducted a review of director compensation with its compensation consultant using a benchmarking process similar to that conducted for our executive officers. As a consequence of that review, our compensation committee determined that the cash compensation for directors in leadership roles, such as our non-executive chairman and our committee chairman, were among the lowest of our compensation peer group and recommended modest increases to the retainers paid to our non-executive chairman and our committee chairmen to our board of directors. Our compensation committee did not recommend any other changes in the annual retainer or annual equity award for directors. The recommendations of our compensation committee were approved by our board of directors effective for 2015.

Effective for 2015, our directors who are not employees are paid the following cash compensation for serving on our board of directors:

•	An annual retainer of $50,000.
•	An additional annual retainer for the non-executive chairman of the board of $60,000 (increased from $50,000 in 2014).
•	An additional annual retainer for chairmen of the following committees: audit committee - $10,000 (increased from $8,000 in 2014); compensation committee - $7,500 (increased from $4,000 in 2014); nominating and corporate governance committee - $5,000 (increased from $2,500 in 2014); risk oversight committee - $5,000.
•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

We do not provide any meeting fees to our directors for their board service. All retainers are paid in equal monthly installments.

Each of our non-employee directors also receives an annual award of 5,000 RSUs, deliverable in shares of common stock upon vesting. In general, the RSUs vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the fiscal year. In the case of Senator Brown, the second installment will vest on the opening of business on the date of the annual meeting.

Each of our non-employee directors also receives an award of 10,000 RSUs that vests only if a change in control of our company occurs prior to the expiration of the award. The awards granted prior to 2015 provided that the RSU award vested only if the change in control occurred prior to the last day of the first quarter of 2015 and expired on that date without vesting. In March 2015, our non-employee directors were each awarded 10,000 cash-settled RSUs which will vest only if a change in control of our company occurs during the five-year period beginning on the first day of our second fiscal quarter of 2015 through the last day of our first fiscal quarter of 2020. The 2015 RSU award may only be settled in cash, based on the stock price of our common stock on the date of the completion of a change-in-control of our company, if any, and expires on the last day of our first fiscal quarter of 2020.

All director RSU awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates for any reason other than a change in control. The vesting of all awards accelerates in the event of a change in control of our company. All awards were made under our stockholder-approved equity incentive plans.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors. No stock options were granted to directors in 2014.

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our stock equivalent in value to three times their annual cash retainer. For purposes of calculating stock ownership, we include shares beneficially held by each director and unvested RSUs. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and each director has five years from the later of the adoption of our stock ownership guidelines or their appointment as a director to attain compliance. As of March 2015, all of our directors were in compliance with our stock ownership guidelines. Our stock ownership guidelines for executive officers are described in “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Director Compensation for Fiscal 2014

The following table provides compensation information for our non-employee directors in fiscal 2014. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$54,000	$190,550	$244,550
Scott P. Brown	$50,000	$190,550	$240,550
Thomas C. Leonard	$58,000	$190,550	$248,550
William A. Rainville	$100,000	$190,550	$290,550
William P. Tully	$52,500	$190,550	$243,050

(1)	The amounts reported in this column are for annual board and chairman retainers earned in 2014.

(2)	Represents the grant date fair value of the annual RSU award granted to our non-employee directors in 2014, computed in accordance with ASC Topic 718.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our web site at www.kadant.com. The audit committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended January 3, 2015, with management and our independent registered public accounting firm, KPMG LLP. We also discussed with KPMG LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards. We have received from KPMG LLP the letter and other written disclosures required by applicable requirements of the PCAOB standards regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with KPMG LLP their independence from our company. We have also considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended January 3, 2015, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

Scott P. Brown

William A. Rainville

William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by KPMG LLP for fiscal 2014 and 2013. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$1,411,400	$1,458,000
Audit-Related Fees (2)	0	244,500
Tax Fees (3)	27,000	88,000
All Other Fees	0	0

Total Fees	$1,438,400	$1,790,500

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services provided by KPMG in 2013 represented fees for financial due diligence related to proposed acquisitions.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax advice and tax planning services relate primarily to assistance with tax audits and appeals, due diligence, and international tax planning. Tax advice and tax planning services accounted for all of the tax fees paid to KPMG for 2013 and 2014.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2015 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2016 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 9, 2015. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2016 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 20, 2016 and before March 21, 2016. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 8, 2015

ANNEX A

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	Twelve Months Ended Jan. 3, 2015		Twelve Months Ended Dec. 28, 2013
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Income and Diluted EPS from Continuing Operations, as Reported	$28.7	$2.56	$23.5	$2.07
Adjustments for the Following:
Amortization of Acquired Backlog and Profit in Inventory, Net of Tax (a)	1.9	0.17	1.9	0.17
Restructuring Costs, Net of Tax (b)	0.6	0.05	-	-

Adjusted Net Income and Adjusted Diluted EPS (c)	$31.2	$2.78	$25.4	$2.24

Adjusted EBITDA Reconciliation (non-GAAP)	Twelve Months Ended Jan. 3, 2015	Twelve Months Ended Dec. 28, 2013
	($ in millions)	($ in millions)

Net Income Attributable to Kadant	$28.7	$23.4
Net Income Attributable to Noncontrolling Interest	0.4	0.2
Loss from Discontinued Operation, Net of Tax	-	0.1
Provision for Income Taxes	12.4	9.3
Interest Expense, Net	0.6	0.3

Operating Income	42.1	33.3
Restructuring Costs (b)	0.8	0.1
Amortization of Acquired Backlog and Profit in Inventory (a)	2.6	2.6

Adjusted Operating Income	45.5	36.0
Depreciation and Amortization	10.8	8.7

Adjusted EBITDA	$56.3	$44.7

(a)	Pre-tax expense of $2.6 million ($1.9 million after-tax) in 2014 and 2013 related to acquired inventory and backlog.
(b)	Pre-tax restructuring costs of $0.8 million ($0.6 million after-tax) in 2014 and pre-tax restructuring costs of $1.8 million ($1.3 million after-tax), net of a gain of $1.7 million ($1.3 million after-tax) in 2013.
(c)	Adjusted Diluted EPS was calculated using the reported weighted average diluted shares.

Adjusted net income, adjusted diluted earnings per share (EPS), and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) are non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operations and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.

A-1

☐ ¢

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan W. Painter, Thomas M. O’Brien and Sandra L. Lambert, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 20, 2015 at 2:30 p.m. at the corporate offices of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 26, 2015, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 20, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, proxy card and 2014 Annual Report are available at http://www.astproxyportal.com/ast/11818/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

    Please detach along perforated line and mail in the envelope provided.

¢    00003030300000000000     1                                                                         052015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED AND

FOR PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	Election of one director to the class to be elected for a three-year term expiring in 2018.	FOR	AGAINST	ABSTAIN
		Nominee: William P. Tully	☐	☐	☐

			FOR	AGAINST	ABSTAIN
	2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

			FOR	AGAINST	ABSTAIN
	3.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2015.	☐	☐	☐

	4.	In their discretion on such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED AND FOR PROPOSALS 2 AND 3. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

To change the address on your account, please check the box at right and Indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person,

¢

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 20, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, proxy card and 2014 Annual Report are available at http://www.astproxyportal.com/ast/11818/

 Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢    00003030300000000000     1                                                                         052015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED AND

FOR PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	Election of one director to the class to be elected for a three-year term expiring in 2018.	FOR	AGAINST	ABSTAIN
		Nominee: William P. Tully	☐	☐	☐

			FOR	AGAINST	ABSTAIN
	2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

			FOR	AGAINST	ABSTAIN
	3.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2015.	☐	☐	☐

	4.	In their discretion on such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED AND FOR PROPOSALS 2 AND 3. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

To change the address on your account, please check the box at right and Indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person,

¢